F 030918000056

New York State
Department of State
Division of Corporation, State Records
And Uniform Commercial Code
Albany, NY 12231

(This form must be printed or typed in black ink)
CERTIFICATE OF INCORPORATION
OF
SGK NANOSTRUCTURES INCORPORATED
(Insert corporate name)

Under Section 402 of the Business Corporation Law

FIRST:  The name of the corporation is SGK NANOSTRUCTURERS INCORPORATED

SECOND:  This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:  The county, within this state, in which the office of the corporation is to be located is:  SUFFOLK.

FOURTH:  The total number of shares which the corporation shall authority to issue and a statement of the par value of each share or a statement that the shares are without par value are:  200 No Par Value.

FIFTH:  The secretary of state is designated as agent of the corporation upon whom process against the corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

5 FLAGPOLE LANE
EAST SETAUKET, NY  11733

SIXTH:  (optional)  The name and street address in this state of the registered agent upon whom process against the corporation may be served is:

SEVENTH:  (optional; - the existence of the corporation begins on the date the certificate of incorporation is filed by the Department of State Corporate existence may begin on a date not to exceed 90 days after of filing by the Department of State.  Complete this paragraph only if you wish to have the corporation’s existence to begin on a later date, which is not more that 90 days after the date of this filing by the Department of State.)  The date the corporate existence shall begin is:

INCORPORATOR INFORMATION REQUIRED

X  /S/  NORMAN FUCHS
NORMAN FUCHS
5 FLAGPOLE LANE
EAST SETAUKET NY  11733

CERTIFICATE OF INCORPORATION
OF
SGK NANOSTRUCTURES INCORPORATED
(insert corporate name)

Under Section 402 of the Business Corporation Law)

Filed By:                    NORMAN FUCHS
5 FLAGPOLE LANE
EAST SETAUKET NY  11733

Note: This form was prepared by the New York State Department of  State for a filing a certificate of incorporation for a business corporation.  It does not contain all optional provisions under the law.  You are not required to use this form.  You may draft your own form or use forms available at legal stationary stores. The Department of State recommends the legal documents for prepared under the guidance of an attorney.  The fee for a certificate of Incorporation is $125 plus applicable tax on shares required by Section 180 of the Tax Law.  The minimum tax on shares is $10.  The tax on 200 no par value is $10 (total $135).  Checks should be made payable to the Department of State for the total amount of the filing fee and tax.

F050211000629

RESTATED

CERTIFICATE OF INCORPORATION

OF

SGK NANOSTRUCTURERS INCORPORATED

Under Section 807 of the Business Corporation Law

1.           The name of the corporation is SKG NANOSTRUCTURERS INCORPORATED.  The name has not changed since the formation of the corporation

2.           The date of the filing of the certificate of incorporation with the Department of State is September 18, 2003.

3.           The certification of incorporation of  the corporation is amended or changed to effect the following:  (i) amend the authorized shares of the corporation from 200 shares of Common Stock with par value to 1,356,000 shares, $0.01 par value of which 1,000,000 are designated Common Stock and 250,000 are designated Preferred Stock and to establish the relative tights, preferences and limitations of the Preferred Stock, and (ii) limit the liability of Directors of the corporation.  The corporation does not currently have any issued shares outstanding.

4.      The certificate of incorporation of the corporation is amended and restated in its entirety as follows:

FIRST:      The name of the corporation is SGK Nanostructures Incorporated

SECOND:      This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:      The county, within this state, in which the office of the corporation is to be located is:  SUFFOLK.

FOURTH:                      The aggregate number of shares which the Corporation shall have authority to issue is 1,250,000 of which 1,000,000 shares are to be shares of Common Stock, $.01 par value and 250,000 shares are to be shares of Preferred Stock, $.01 par value.  In the event of any liquidation, dissolution or winding up of the corporation  whether value _______________________holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings before any payment or declaration and setting apart for payment the amount shall be made in respect of any  Common an amount equal  to the purpose price per share of Preferred Stock paid to the Corporation  by the respective holder plus an amount equal to all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up.  The Common Stock and Preferred Stock shall each  be entitled to one vote per share in all matters affecting the Corporation.  In all other matters, the Common Stock and Preferred Stock shall be pari passu.

FIFTH:  The secretary of state is designated as agent of the corporation upon whom process against the corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is: 5 Flagpole Lane East Setauket, NY  11733.

SIXTH:  A member of the Corporation’s Board of Directors shall not be personally liable in the Corporation or its shareholders for damages for any breach of duty in his or her capacity as such, provided, however, that the foregoing shall not be construed to eliminate (a) the liability of any director’s judgments or other adjudication adverse to such directors director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,  or that such director personally  gained in facts financial profit or other advantage to which he or she  was not legally entitled, or that such director acts violated Section 719 of the Business Corporation Law (concerning liability of directors acts violated in certain cases) or (b) the liability of any director for any act or omission prior to the adoption prior to the adoption of this Paragraph.  If the Business Corporation Law is amended after adoption of this Paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law as so amended.  Any repeal or modification of this Paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

5.  The certificate of amendment was authorized by the unanimous written consent of the directors and the holders of all outstanding shares.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Certificate and affirmed it as true under the penalties of perjury this 25th day of December, 2004.

                    /s/  Norman Fuchs
                    Norman Fuchs, President